Exhibit 99.1

[GEN-PROBE LETTERHEAD]

Contacts:

General Electric Ellen Mellody Global media relations manager 215-942-3307	Gen-Probe Michael Watts Sr. director, investor relations and corporate communications 858-410-8673

For Immediate Release

GE and Gen-Probe Form Alliance to
Develop the Next Generation of Biological Testing for the Water Industry

TREVOSE, PA and SAN DIEGO, CA, July 18, 2005 - GE Infrastructure, Water & Process Technologies, a unit of General Electric Company (NYSE: GE), and Gen-Probe (NASDAQ: GPRO) announced today that the two companies will work together on an exclusive basis to develop, manufacture and commercialize nucleic acid testing (NAT) technologies that are designed to detect the unique genetic sequences of microorganisms in selected water applications.

“In today’s day and age, we must do everything we can to ensure the safety of our water resources,” said George Oliver, president and chief executive officer of GE Infrastructure, Water & Process Technologies. “The GE-Gen-Probe alliance will explore pioneering technologies that will help prevent the spread of illness and disease throughout the world.”

Hank Nordhoff, Gen-Probe’s chairman, president and chief executive officer, said, “This agreement represents a significant milestone in our strategy to enter attractive new growth markets with proprietary NAT technologies. By partnering with a world leader in industrial water treatment, we hope to replicate our successes in the clinical microbiology and blood screening markets, where we have converted our customers from traditional testing methods and established market leadership positions.”

Worldwide, 1.2 billion people do not have access to safe, usable water daily, and 5 million people die each year from waterborne diseases. The most common and pervasive water risks are caused by infectious diseases such as pathogenic bacteria, viruses and protozoan parasites. People are introduced to these microorganisms through contaminated drinking water, irrigation, aerosols, and washing or bathing.

The companies estimate that more than 1 billion industrial microbiology tests are conducted annually around the world. Roughly three-quarters of these tests are conducted using culture methods that cannot deliver results as rapidly as NAT technologies .

About GE Infrastructure, Water & Process Technologies

GE Infrastructure, Water & Process Technologies, a unit of General Electric Company, is an industry leader in solving the world’s most pressing water reuse, industrial, irrigation, municipal, and drinking water needs. Through desalination, advanced membrane, separation solutions, and water reuse and wastewater management and process technologies, GE delivers added value to its customers. By improving performance and product quality, reducing operating costs, and extending equipment life through a broad range of products and services that are designed to optimize total performance; protect customers’ assets; prevent fouling and scaling; and safeguard the environment through water conservation and energy reduction. For more information on GE Infrastructure, Water & Process Technologies, visit www.gewater.com.

About Gen-Probe

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) used to diagnose human diseases and screen donated human blood. Gen-Probe markets a broad portfolio of products that use the Company’s patented technologies to detect infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. The Company also developed and manufactures the only FDA-approved blood-screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. In addition, Gen-Probe’s TIGRIS instrument is the only fully automated, high-throughput NAT system for diagnostics and blood screening. Gen-Probe has more than 20 years of NAT expertise, and its products are used daily in clinical laboratories and blood collection centers worldwide. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.

Caution Regarding Forward-Looking Statements

Any statements in this press release about GE’s or Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “hope” and “would.” For example, statements concerning product development and market potential are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to: (i) the risk that future R&D efforts may not be successful, (ii) the risk that new products may not gain market acceptance, and (iii) the risk that the companies may not be able to maintain this collaboration or enter into new ones. For additional information about risks and uncertainties and a discussion of the companies’ financial statements and footnotes, see documents filed with the SEC, including the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, and all periodic filings made with the SEC. GE and Gen-Probe assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

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